ADVENTRX AND FDA REACH AGREEMENT ON PIVOTAL STUDY FOR ANX-514

•	Approved product will not require corticosteroid premedication

•	Single study will support NDA submission as early as 2014

SAN DIEGO (October 26, 2011) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) announced today that it met with the U.S. Food and Drug Administration (FDA) to discuss a single clinical study to support approval of ANX-514 (docetaxel for injectable emulsion), a detergent-free reformulation of Taxotere (docetaxel).

ADVENTRX proposed a non-inferiority study (Study 514-02) with a primary objective of comparing fluid retention following treatment with ANX-514, administered without corticosteroid premedication, and Taxotere®, administered with corticosteroid premedication, which would enroll approximately 400 patients. The FDA agreed that the proposed study would generate sufficient clinical data to support approval of ANX-514 without requiring corticosteroid premedication.

Eric K. Rowinsky, M.D., principal clinical advisor to ADVENTRX, said, “Eliminating the high-dose corticosteroid premedication required with Taxotere would represent a significant benefit to cancer patients. Corticosteroids expose cancer patients to otherwise unnecessary and costly complications, such as hyperglycemia, immunosuppression and insomnia. ANX-514 has the potential to improve the tolerability and safety of docetaxel treatment while eliminating toxicities caused by the polysorbate 80 detergent and complications associated with the Taxotere premedication regimen.”

Brian M. Culley, Chief Executive Officer of ADVENTRX, said, “We are very pleased to have reached agreement with the FDA on a reasonable path to approval for ANX-514. Our focus is on initiating Study 514-02 as soon as possible and submitting an NDA in 2014.”

Mr. Culley continued: “The high-dose steroids required with Taxotere are problematic for all cancer patients, and in particular those who have diabetes or a predisposition to hyperglycemia, who we estimate constitute one-third of the patients who receive Taxotere.”

About Study 514-02
Study 514-02 will be a randomized, open-label, multicenter, non-inferiority study comparing ANX-514, administered without corticosteroid premedication, and Taxotere, administered with corticosteroid premedication, in the treatment of non-small cell lung cancer after failure of prior platinum-based therapy. Approximately 400 patients will be enrolled and treated until evidence of progressive disease, unacceptable toxicity, withdrawal of consent or other withdrawal criteria are met. The primary objective will be to compare the incidence of fluid retention between study arms. The secondary objectives will be to compare ANX-514 and Taxotere in terms of overall safety profile, objective response rate, duration of response, progression-free survival and overall survival.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on developing proprietary product candidates. The Company’s current lead product candidates are ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis, and ANX-514, a detergent-free formulation of the blockbuster drug Taxotere®, which recently went off-patent. The Company is seeking a partner or outside investor for its Exelbine program. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the design for, and timing and feasibility of, Study 514-02, the timing of submission of an NDA for ANX-514, the prospects for ultimate approval of an NDA for ANX-514 without clinical studies in addition to Study 514-02, the prospects for elimination of the high-dose corticosteroid premedication required with Taxotere and the potential for ANX-514 to improve the tolerability and safety of docetaxel treatment. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that ADVENTRX is unable to raise sufficient capital to fund development of its product candidates, including ANX-514; the risk that the primary endpoint in Study 514-02 is not met; the risk that, to demonstrate non-inferiority in Study 514-02, the rate of fluid retention in the ANX-514 arm must be lower than the rate in the Taxotere arm; uncertainty regarding the relative contribution of polysorbate 80 versus docetaxel or other factors on the incidence and severity of fluid retention and other adverse events; uncertainty regarding the impact of removing corticosteroid premedication from the ANX-514 arm on the incidence and severity of adverse events; the risk that, even if ANX-514 meets the primary endpoint in Study 514-02, it may not demonstrate comparable overall safety to Taxotere and, accordingly, may not be sufficient to support an NDA or eliminate corticosteroid premedication without additional clinical studies; the risk that the results of an additional bioequivalence study, if required by FDA, will cause the FDA to require additional nonclinical and/or clinical studies in addition to Study 514-02 prior to the submission or approval of an NDA for ANX-514; the risk that the FDA does not grant market approval of ANX-514 on a timely basis, or at all; the potential for difficulties or delays in completing manufacturing process development activities and manufacturing material for Study 514-02 and any other clinical studies; ADVENTRX’s reliance on third parties to assist in the conduct of important aspects of its product candidates’ development programs, including manufacture of clinical trial material, conduct of Study 514-02 and other clinical trials and regulatory submissions related to product approval, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)	LHA Don Markley (dmarkley@lhai.com)

858-552-0866 Ext. 303	310-691-7100

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